UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 18, 2004

PANAMERICAN BANCORP

(Exact name of registrant as specified in its charter)

Delaware	0-22911	65-0325364
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3475 Sheridan Street, Hollywood, Florida 33021

(Address of Principal Executive Office) (Zip Code)

(954) 985-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Item 5.   Other Events.

On February 17, 2004, Pan American Bank acquired, among other things, (i) loans totaling approximately $40 million (the “Loans”) and (ii) deposits totaling approximately $67 million (the “Deposits” and together with the Loans, the “Assets and Liabilities”), pursuant to the closing of that certain Asset Purchase Agreement, dated October 9, 2003, by and between Pan American Bank, a banking corporation organized under the laws of the State of Florida and a wholly-owned subsidiary of the Registrant (“Pan American Bank”), and Gulf Bank, a banking corporation organized under the laws of the State of Florida (“Seller”), as amended February 2, 2004 and as further amended February 17, 2004 (the “Asset Purchase Agreement”). In consideration for the acquisition of the Assets and Liabilities, Pan American Bank paid to Seller a purchase price consisting of, among other things, (i) an amount equal to 4.85% of the Loans of Seller net of allowance for Loan losses and (ii) an amount equal to 2.1% of the total deposits, excluding any deposit, borrowing or advance from the Federal Home Loan Bank; provided, that in accordance with the Asset Purchase Agreement, Seller paid Pan American Bank approximately $22,819,862, which amount equaled the amount by which the Deposits exceeded the total unpaid balance of the Loans.

The preceding is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which was attached to the Registrant’s Current Report on Form 8-K, dated October 28, 2003, as Exhibit 10.11, and the First and Second Amendment to the Asset Purchase Agreement, copies of which are attached hereto as Exhibit 10.12 and 10.13, respectively, and which are incorporated herein by reference.

Item 7.   Financial Statements and Exhibits.

(a)

Financial Statements of Business Acquired.

Not applicable.

(b)

Pro Forma Financial Information

Not applicable.

(c)

Exhibits.

10.12	First Amendment to Asset Purchase Agreement, dated February 2, 2004, by and between Pan American Bank and Gulf Bank.
10.13	Second Amendment to Asset Purchase Agreement, dated February 17, 2004, by and between Pan American Bank and Gulf Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANAMERICAN BANCORP

Date: February 20, 2004	By:	/s/ MICHAEL E. GOLDEN
Michael E. Golden Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit No.	Exhibit Title
10.12	First Amendment to Asset Purchase Agreement, dated February 2, 2004, by and between Pan American Bank and Gulf Bank.
10.13	Second Amendment to Asset Purchase Agreement, dated February 17, 2004, by and between Pan American Bank and Gulf Bank.